Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SPYRE THERAPEUTICS, INC.

Spyre Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify:

1. The current name of the Corporation is Spyre Therapeutics, Inc. The Corporation was first formed on December 16, 2013 under the name Aeglea BioTherapeutics Holdings, LLC, a Delaware limited liability company. Aeglea BioTherapeutics Holdings, LLC converted into Aeglea BioTherapeutics, Inc. on March 10, 2015. The date of filing of the original Certificate of Incorporation of Aeglea BioTherapeutics, Inc. with the Secretary of State was March 10, 2015 under the name Aeglea BioTherapeutics, Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 27, 2023 (the “Certificate of Incorporation”).

3. The amendments to the existing Certificate of Incorporation being effected hereby are to amend and restate in its entirety Article VII: Director Liability of the Certificate of Incorporation to read as follows:

“ARTICLE VII: DIRECTOR AND OFFICER LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.”

4. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

5. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned authorized officer of the Corporation as of this 14th day of May, 2024.

By:	/s/ Cameron Turtle
Cameron Turtle
Chief Executive Officer